UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 23, 2019

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts		02129
(Address of Principal Executive Offices)		(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2019, Ziopharm Oncology, Inc. (the “Company”) entered into an Employment Agreement with each of David Mauney, M.D., President (the “Mauney Agreement), and Robert Hadfield, Executive Vice President, General Counsel, Secretary and Chief Compliance Officer (the “Hadfield Agreement”).

Under the Mauney Agreement, Dr. Mauney will receive an annual base salary of $440,000, which is subject to review by the Company’s Board of Directors or its Compensation Committee, at least annually. In addition, Dr. Mauney will be eligible to receive an annual performance bonus for each calendar year at the end of which he remains employed by the Company. The target amount of the performance bonus will be equal to 45% of Dr. Mauney’s base salary, with the actual bonus amount for the applicable calendar year to be determined by the Board of Directors or the Compensation Committee.

Under the Mauney Agreement, if (i) Dr. Mauney is terminated by the Company for a reason other than death, disability or “Cause” (as defined in the Mauney Agreement) or (ii) Dr. Mauney resigns for “Good Reason” (as defined in the Mauney Agreement), then Dr. Mauney will be entitled to receive a severance payment equal to his then-current annual base salary, plus a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurs, and payment of the Company’s portion of the contributions for medical and dental insurance coverage for twelve months. In the case of a termination for a reason other than death, disability or “Cause,” or resignation for “Good Reason,” in either case that occurs within 90 days prior to and in connection with a “Change of Control” (as defined in the Mauney Agreement) or within 18 months after the occurrence of a “Change of Control,” then, in addition to the foregoing severance payments, all unvested restricted stock awards and stock options held by Dr. Mauney at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date and in lieu of the pro-rata bonus described above, the Company will pay Dr. Mauney the full target amount of his annual performance bonus for the calendar year in which such termination occurs.

Under the Hadfield Agreement, Mr. Hadfield will receive an annual base salary of $370,000, which is subject to review by the Company’s Board of Directors or its Compensation Committee, at least annually. In addition, Mr. Hadfield will be eligible to receive an annual performance bonus for each calendar year at the end of which he remains employed by the Company. The target amount of the performance bonus will be equal to 40% of Mr. Hadfield’s base salary, with the actual bonus amount for the applicable calendar year to be determined by the Board of Directors or the Compensation Committee.

Under the Hadfield Agreement, if (i) Mr. Hadfield is terminated by the Company for a reason other than death, disability or “Cause” (as defined in the Hadfield Agreement) or (ii) Mr. Hadfield resigns for “Good Reason” (as defined in the Hadfield Agreement), then Mr. Hadfield will be entitled to receive a severance payment equal to nine months of his then-current base salary and payment of the Company’s portion of the contributions for medical and dental insurance coverage for nine months. In the case of a termination for a reason other than death, disability or “Cause,” or resignation for “Good Reason,” in either case that occurs within 90 days prior to and in connection with a “Change of Control” (as defined in the Hadfield Agreement) or within 18 months after the occurrence of a “Change of Control,” then, in addition to the foregoing severance payments, all unvested restricted stock and stock options held by Mr. Hadfield at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date and the Company will pay Mr. Hadfield the full target amount of his annual performance bonus for the calendar year in which such termination occurs.

The foregoing summary of the Mauney Agreement and Hadfield Agreement is qualified in its entirety by the full text of the Mauney Agreement and Hadfield Agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 23, 2019, by and between the Company and David Mauney, M.D.

10.2	Employment Agreement, dated as of April 23, 2019, by and between the Company and Robert Hadfield

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM ONCOLOGY, INC.

	By:	/s/ Robert Hadfield
Date: April 29, 2019		Name: Robert Hadfield
Title: General Counsel and Secretary